Exhibit 10.13
CHAMPIONX MIRROR SAVINGS PLAN

SECTION 7.1 Effect of Amendment and Termination	14
SECTION 7.2 Limitation on Payments and Benefits	14
SECTION 7.3 Establishment of a Trust Fund	14

CHAMPIONX MIRROR SAVINGS PLAN
ARTICLE I.
PREFACE
SECTION i.Effective Date. Ecolab Inc. has determined to split-off its upstream energy business Ecolab held by ChampionX Holding Inc. (“ChampionX”) and merge it into a subsidiary of Apergy Corporation, a public company (the “Transaction”). Coincident with and effective as of the end of the day on which the Transaction occurs, ChampionX LLC, a wholly-owned subsidiary of ChampionX, shall adopt and maintain this ChampionX Mirror Savings Plan (the “Plan”). This Plan shall not be effective until the end of the day on which the Transaction closes and if the Transaction does not close, this Plan shall be null and void.
SECTION ii.Purpose of the Plan. The purpose of this Plan is to provide additional deferred compensation benefits for certain management and highly compensated employees who perform management and professional functions for the Company and certain related entities.
SECTION iii.American Jobs Creation Act (AJCA).
(a)It is intended that the Plan (including all Amendments thereto) comply with the provisions of Section 409A of the Code, as enacted by the AJCA, to prevent the inclusion in gross income of any amount credited to an Executive’s Account hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Executive. It is intended that the Plan shall be administered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively with the AJCA, the “409A Guidance”). All Plan provisions shall be interpreted in a manner consistent with the 409A Guidance.
(b)The Administrator shall not take any action hereunder that would violate any provision of the 409A Guidance. It is intended that all Executives’ elections hereunder will comply with the 409A Guidance. The Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof (including any transition or grandfather rules thereunder). Notwithstanding the foregoing, neither the Company nor the Administrator guarantee any tax consequences of any Executive’s participation in, deferrals or contributions under, or payments from, the Plan, and each Executive shall be solely responsible for payment of any tax obligations of such Executive incurred in connection with participation in the Plan. For purposes of the 409A Guidance, any Executive’s, Death Beneficiary’s or any other person’s right to receive installment payments pursuant to the Plan shall be treated as a right to receive a series of separate distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Administrator. Notwithstanding any other provision of the Plan to the contrary, in no event shall any payment or benefit under the

Plan that constitutes “nonqualified deferred compensation” for purposes of the 409A Guidance be subject to offset by any other amount unless otherwise permitted by the 409A Guidance.
SECTION iv.Excess Plan.
(a)All Account balances under the Plan that are attributable to Executive and Company contributions to the Plan (as adjusted for earnings, losses, expenses and distributions) that were not permitted under the Savings Plan due to contribution limitations imposed on “qualified plans” by the Internal Revenue Code, specifically including Code Sections 401(a)(17), 401(k), 401(m), 402(g) and 415, shall be accounted for separately and shall be, for purposes of any applicable federal and state tax law, an “excess plan” (the “Primary Deferrals”); and
(b)All Account balances other than the Primary Deferrals Account balances shall be accounted for separately and shall be a deferred savings plan (the “Secondary Deferrals”).
ARTICLE II.
DEFINITIONS
Words and phrases when used herein with initial capital letters which are defined in the Savings Plan are used herein as so defined, unless otherwise specifically defined herein or the context clearly indicates otherwise. The following words and phrases when used in this Plan with initial capital letters shall have the following respective meanings, unless the context clearly indicates otherwise:
SECTION i.“Account” shall mean the record maintained in accordance with Section 3.5 by the Company for each Executive’s Mirror Savings Benefit. The Administrator shall establish, under the Executive’s Account, (i) the Primary Deferrals Sub-Account consisting of (A) the Executive’s Deferrals with respect to Base Salary and Bonus that the Executive was precluded from deferring under the Savings Plan due to contribution limitations imposed on “qualified plans” by the Code, and (B) Matching Contributions and Non-Elective Contributions made on the Executive’s behalf and (ii) the Secondary Deferrals Sub-Account consisting of the Executive’s Account balances other than the Primary Deferrals Sub-Account balances.
SECTION ii.“Administrator” shall mean the Apergy Benefits and Investment Committee.
SECTION iii.“Base Salary” shall mean an Executive’s base salary for the Plan Year (including, for this purpose, any salary reductions caused as a result of participation (1) in an Employer-sponsored plan which is governed by Sections 401(k), 132(f)(4) or 125 of the Code or (2) in this Plan).
SECTION iv.“Bonus” An Executive’s Bonus for a Plan Year is equal to the sum of (1) the annual cash incentive bonus under the Company’s annual incentive plan, and (2) any similar annual cash incentive bonus under any other equivalent Employer-sponsored bonus program (as determined by the Administrator), which, in either case, is earned with respect to services performed by the

Executive during such Plan Year, whether or not such Bonus is actually paid to the Executive during such Plan Year. An election to defer a Bonus under this Plan must be made before the period in which the service is performed which gives rise to such Bonus.
SECTION v.“Change in Control” shall have the meaning set forth in the Administrative Document.
SECTION vi.“Company” shall mean ChampionX LLC.
SECTION vii.“Death Beneficiary”
(a)The term “Death Beneficiary” shall mean the person or persons designated by the Executive to receive Mirror Savings Benefits hereunder in the event of his death. The designation of a Death Beneficiary under the Plan may be made, and may be revoked or changed only by an instrument (in form prescribed by Administrator) signed by the Executive and delivered to the Administrator during the Executive’s lifetime. If the Executive is married on the date of his death and has been married to such spouse throughout the one-year period ending on the date of death, his designation of a Death Beneficiary other than, or in addition to, his spouse under the Plan shall not be effective unless such spouse has consented in writing to such designation.
(b)Any Mirror Savings Benefits remaining to be paid after the death of a Death Beneficiary shall be paid to the Death Beneficiary’s estate, except as otherwise provided in the Executive’s Death Beneficiary designation.
SECTION viii.“Executive” shall mean an Employee (1) whose annualized Annual Compensation (excluding severance pay) and target bonus for any Plan Year exceeds the limitation described in Code Section 401(a)(17), and (2) who is selected by the Administrator to participate in the Plan. Once an Employee has satisfied the requirements of an Executive and commenced participation in the Plan, his participation may continue, notwithstanding the fact that his Annual Compensation is reduced below the limitation described in Code Section 401(a)(17), until the Administrator determines, in his or her sole discretion, that the Employee would fail to satisfy the requirements of a “management or highly compensated employee” under ERISA.
SECTION ix.“Executive Deferrals” shall mean the amounts described in Section 3.1.
SECTION x.“Hypothetical Investment Fund” shall mean the investment funds designated by the Company pursuant to Section 6.1.
SECTION xi.“Insolvent” For purposes of this Plan, an Employer shall be considered Insolvent at such time as it (1) is unable to pay its debts as they mature, or (2) is subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code.
SECTION xii.“Matching Contributions” shall mean the amounts described in Section 3.3.
SECTION xiii.“Mirror Savings Benefit” An Executive’s Mirror Savings Benefit at any particular time shall be equal to the vested amounts credited to his Account at such time, as determined under Articles III and V.

SECTION xiv.“Non-Elective Contributions” shall mean the amounts described in Section 3.4.
SECTION xv.“Plan” shall mean the ChampionX Mirror Savings Plan, as described herein and as it may be amended from time to time.
SECTION xvi.“Savings Plan” shall mean the ChampionX Savings Plan, as such plan may be amended from time to time.
SECTION xvii.“Separation from Service” or to “Separate from Service” shall mean any termination of employment with the Controlled Group due to retirement, death, disability or other reason, in each case, that is also a “separation from service” within the meaning of the 409A Guidance; provided, however, that no Separation from Service is deemed to occur while the Executive (1) is on military leave, sick leave, or other bona fide leave of absence that does not exceed six (6) months (or, in the case of disability, twelve (12) months), or if longer, the period during which the Executive’s right to reemployment with the Controlled Group is provided either by statute or by contract, or (2) continues to perform services for the Controlled Group at an annual rate of fifty percent (50%) or more of the average level of services performed over the immediately preceding 36-month period (or the full period in which the Executive provided services (whether as an employee or as an independent contractor) if the Executive has been providing services for less than 36 months). For purposes of this Section, “disability” shall have the meaning set forth in Treas. Reg. §1.409A-3(i)(4)(i)(A). Notwithstanding any other provision of the Plan to the contrary, whether an Executive has incurred a Separation from Service shall be determined in accordance with the 409A Guidance, and, for the avoidance of doubt, a Separation from Service shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amount or benefit upon or following a Separation from Service unless such termination of employment is also a “separation from service” within the meaning of the 409A Guidance.
SECTION xviii.“Unforeseeable Emergency” shall mean an event which results (or will result) in severe financial hardship to the Executive as a consequence of an unexpected illness or accident or loss of the Executive’s property due to casualty or other similar extraordinary or unforeseen circumstances out of the control of the Executive, determined in accordance with Treas. Reg. § 1.409A-3(i)(3).
ARTICLE III.
MIRROR SAVINGS BENEFIT
SECTION i.Amount of Executive Deferrals. Each Executive may, within 30 days after the Plan becomes effective as to him and, thereafter, prior to the first day of any subsequent Plan Year, by written notice to the Administrator on a form provided by the Administrator, direct his Employer:
(a)to reduce (in accordance with rules established by the Administrator) the Executive’s Base Salary for the balance of the Plan Year in which the Plan becomes effective as to him (but only with respect to Base Salary payable for periods of service commencing after the Executive so directs), and

(b)to reduce (in accordance with rules established by the Administrator) the Executive’s Bonus which is earned with respect to services performed by the Executive for the balance of the Plan Year in which the Plan becomes effective as to him (but only with respect to Bonus payable for period of service commencing after the Executive’s direction becomes irrevocable) or for any following Plan Year by a specified percentage of the portion of the Executive’s Bonus earned during the deferral period, which percentage does not cause the deferral to exceed one hundred percent (100%) of the net amount of the Bonus after payment of applicable FICA and related federal and state income tax withholdings (the “Bonus Deferrals”), and
(c)to credit the amounts described in Subsections (1) and (2) of this Section (collectively, the “Executive Deferrals”) to the Account described in Section 3.5 at the times described therein.
SECTION ii.Effect and Duration of Direction Pursuant to Section 3.1.
(a)Plan Year to Plan Year. Any direction by an Executive to make Executive Deferrals under Section 3.1 shall be effective with respect to the Base Salary and Bonus otherwise earned by the Executive with respect to the period to which the direction relates, and the Executive shall not be eligible to receive such Executive Deferrals. Instead, such Executive Deferrals shall be credited to the Executive’s Account as provided in Section 3.5. Any direction made in accordance with Section 3.1 shall remain in effect until changed or revoked, except that such direction shall become irrevocable on the last day of the Plan Year immediately preceding the Plan Year with respect to which the Base Salary and Bonus subject to such direction are earned (or, with respect to the first period of eligibility, such direction shall be irrevocable on the last day of the 30-day election period with respect to Base Salary and Bonus earned during the same Plan Year after the election). An Executive may change or revoke a direction with respect to the deferral of Base Salary and Bonus earned in a subsequent Plan Year at any time prior to such direction becoming irrevocable.
(b)Automatic Termination/Suspension of Deferral Election. An Executive Deferral direction pursuant to Section 3.1 shall automatically terminate on the date of the Executive’s Separation from Service and with respect to any compensation for services performed after such Executive’s Separation from Service or, to the extent permitted by the 409A Guidance, on the date the Plan is terminated.
SECTION iii.Matching Contributions.
(a)Matching Contributions With Respect to Salary Deferrals.
(i)The Employers shall credit the Account of an Executive with an amount (the “Matching Contributions”) determined as follows: (i) the Matching Contribution shall be equal to the sum of (1) 100% of the Salary Deferrals which do not exceed 4% of the Executive’s Base Salary and (2) 50% of the Salary Deferrals which exceed 4% of the Executive’s Base Salary but do not exceed 8%

of the Executive’s Base Salary; and the amount of the Executive’s Base Salary that shall be taken into account under this Section 3.3(1)(a) shall be the amount of the Executive’s Base Salary for such Plan Year that exceeds the maximum compensation which could be considered under the Savings Plan under Section 401(a)(17) of the Code.
(ii)The Employers shall also credit the Account of an Executive with an additional Matching Contribution in an amount determined by the Administrator, which amount is equal to the amount of matching contributions (plus earnings allocable thereto) which the Executive is required to forfeit under the Savings Plan due to the application of the before-tax nondiscrimination requirements of the Code (the “True-Up Matching Contributions”).
(b)Matching Contributions With Respect to Bonus Deferrals. The Employers shall credit the Account of an Executive with a Matching Contribution determined as follows: (i) the Matching Contribution shall be equal to the sum of (1) 100% of the first 4% of the Executive’s Bonus Deferral and (2) 50% of the next 4% of the Executive’s Bonus Deferral; and the amount of the Executive’s Bonus that shall be taken into account under this Section 3.3(2) shall not exceed the excess of the Executive’s Base Salary and Bonus in respect of the Plan Year in which the Bonus was earned (excluding severance) over the maximum compensation which could be considered under the Savings Plan in such Plan Year under Section 401(a)(17) of the Code, and further provided that an Executive’s Bonus shall be taken into account under this Section 3.3(2) only to the extent the Executive has elected to defer payment of such Bonus under Section 3.1(2) for the Plan Year.
SECTION iv.Non-Elective Contribution. The Employers shall credit the Account of an Executive with an amount (the “Non-Elective Contributions”) equal to 3% of the Executive’s Base Salary and Bonus during the Plan Year that exceeds the maximum compensation which could be considered under the Savings Plan under Section 401(a)(17) of the Code. Executive must be employed on the last day of the Plan Year to which the Non-Elective Contributions relate to receive Non-Elective Contributions for that Plan Year; provided, however, that if Executive receives an allocation of non-elective contributions under the Savings Plan as a result of a Separation from Service due to death, disability, retirement or upon the receipt of severance in connection with a Separation from Service, he shall also be entitled to a Non-Elective Contribution under the Plan.
SECTION v.Executives’ Accounts. Each Employer shall establish and maintain on its books an Account for each Executive which shall contain the following entries:
(a)Credits for the Executive Deferrals described in Section 3.1, which Executive Deferrals shall be credited to the Executive’s Account at the time such Executive Deferrals would otherwise have been paid to the Executive;
(b)Credits for the Matching Contributions described in Section 3.3(1)(a), which Matching Contributions shall be credited to the Executive’s Account at the same time as the underlying Salary Deferrals are credited thereto; but no earlier than when the

Executive has received (or has been deemed to receive) the maximum Matching Contribution available under the Savings Plan (as determined by the Administrator);
(c)Credits for the True-Up Matching Contributions described in Section 3.3(1)(b) and Non-Elective Contribution described in Section 3.4 at the time designated by the Administrator following the end of the Plan Year when the nondiscrimination test results under the Savings Plan are known;
(d)Credits for the Matching Contributions described in Section 3.3(2), which Matching Contributions shall be credited to the Executive’s Account at the same time as the underlying Bonus Deferrals are credited thereto;
(e)Credits or charges (including income, expenses, gains and losses) equal to the amounts which would have been attributable to the Executive Deferrals, Matching Contributions and Non-Elective Contributions if such amounts had been invested on a tax deferred basis in the Hypothetical Investment Fund(s) in which such amounts are deemed to have been invested under Section 6.1. The entries provided by this Subsection (5) shall continue to be made until the Executive’s entire vested Account has been distributed pursuant to Article IV;
(f)Debits for any distributions made from the Account pursuant to Article IV;
(g)Separate debits and credits shall be made to the Primary Deferrals Sub-Account and the Secondary Deferrals Sub-Account of each Executive.
SECTION vi.Statement of Account. The Company shall deliver to each Executive a written statement of his Account not less frequently that annually as of the end of each Plan Year.
ARTICLE IV.
PAYMENT OF MIRROR SAVINGS BENEFITS
SECTION i.Time of Payment.
(a)Payment to Executives.
(i)An Executive shall be entitled to receive his Account upon the first day of the month coincident with or next following the date that is six months after the date of the Separation from Service (or, if earlier, the date of death), except that where the Executive makes an election pursuant to Section 4.2(3)(b)(ii)(B), payment will be made on the date specified in such Section).
(ii)Notwithstanding the foregoing, the Company may at any time, upon written request of the Executive, cause to be paid to such Executive an amount equal to all or any part of the Executive’s vested Account, other than the portion of his or her Account attributable to Matching Contributions and Non-Elective Contributions, if the Administrator determines, in its sole and absolute discretion based on such reasonable evidence as it may require, that such a payment or payments is necessary for the purpose of alleviating the consequences of an Unforeseeable Emergency. Payments made on account of an Unforeseeable Emergency shall be permitted only to the extent the amount does not exceed the amount reasonably necessary to satisfy the emergency need (plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution) and may not be made to the extent such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Executive’s assets (to the extent such liquidation would not itself cause severe financial hardship) or, to the extent permitted by the 409A Guidance, by cessation of the Executive Deferrals under this Plan. However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid, to the extent permitted by the 409A Guidance.
(iii)Notwithstanding any provision of the Plan to the contrary, if the payment of all or any portion of an Executive’s Account would, in the sole opinion of the Company on the advice of its counsel, result in a profit recoverable by the Company under Section 16(b) of the Securities Exchange Act of 1934, but for the operation of this paragraph, then such payment (or portion thereof) shall be deferred and made at the earliest time that such payment (or portion thereof) would no longer be subject to Section 16(b), to the extent permitted by the 409A Guidance.
(b)Payment to Death Beneficiaries. The Death Beneficiary of a deceased Executive shall be entitled to receive the vested Account of the Executive upon the death of the Executive. The Executive’s vested Account shall be distributed to the Death Beneficiary on the sixtieth (60th) day after the Executive’s death.
SECTION ii.Form of Payment.
(a)Payment in Cash. All distributions under the Plan shall be made in the form of cash.
(b)Normal Forms of Payment.
(i)Payments to Executives. Unless otherwise elected pursuant to Section 4.2(3), an Executive’s Account shall be distributed to the Executive in a single lump sum payment.
(ii)Payments to Death Beneficiaries. An Executive’s Mirror Savings Benefit (or the remaining installments thereof if payment to the Executive had commenced) shall be distributed to his or her Death Beneficiary in the form of a single lump sum payment.

(iii)Small Benefits. Notwithstanding any provision of the Plan to the contrary, in the event that an Executive’s Account does not exceed $25,000, such Account shall be paid to the Executive in the form of a single lump sum payment at Separation from Service.
(c)Optional Forms of Payment for Executives.
(i)In General. An Executive who does not want his or her Mirror Savings Benefit to be paid in the normal form of benefit described in Section 4.2(2)(a) may elect to receive his Account in the form of annual installment payments payable over a period of five (5) or ten (10) years (as elected by the Executive). The amount of each installment payment will be determined by dividing the balance of the Executive’s Mirror Savings Benefit as of the distribution date for such installment payment by the total number of remaining payments (including the current payment). An Executive may make separate payment elections under this Section 4.2(3) with respect to the Executive’s Primary Deferrals Sub-Account and Secondary Deferrals Sub-Account.
(ii)Form/Timing of Election.
(1)In General. Any election of an optional form of benefit made with respect to the Account must be in writing (on a form provided by the Administrator, which may be provided electronically) and filed with the Administrator at the time the Executive first becomes eligible to participate in the Plan and makes his initial Executive Deferral election pursuant to Section 3.1. An Executive may make separate payment elections under this Section 4.2(3)(b)(i) with respect to the Executive’s Primary Deferrals Sub-Account and Secondary Deferrals Sub-Account.
(2)Subsequent Elections. An Executive may change his election of an optional form of benefit pursuant to this Section 4.2(3)(b)(ii)(A), (B) and (C). Any change will be considered made when it becomes irrevocable under the terms of the Plan. Any properly completed subsequent election will be considered irrevocable on the date it is received and accepted by the Administrator (but not later than fifteen (15) days following receipt), subject to the following:
(a)the subsequent election may not take effect until at least twelve (12) months after the date on which the election is made;
(b)the election must be made not less than twelve (12) months before the payment is schedule to be paid; and
(c)the payment (except in the case of death, Disability or Unforeseeable Emergency) of the Executive’s Account (or the

Executive’s Primary Deferrals Sub-Account and Secondary Deferrals Sub-Account) pursuant to such subsequent election shall be made or commence to be made on the date that is five (5) years after the date the payment would otherwise be paid (or for installment payments treated as a single payment, the date the first amount was otherwise scheduled to be paid).
ARTICLE V.
VESTING
SECTION i.Vesting.
(a)In General. An Executive shall always be 100% vested in his Executive Deferrals and Matching Contributions. Executive shall become 100% vested in his Non-Elective Contributions on the date the Executive becomes vested in any non-elective contributions contributed under the Savings Plan. Executive shall forfeit any Non-Elective Contributions to the same extent Executive forfeits any non-elective contributions under the Savings Plan.
(b)Forfeiture Provisions.
(i)Notwithstanding the provisions of Subsection (1) hereof, but subject to the requirements of paragraph (b) of this Subsection, the Employers shall be relieved of any obligation to pay or provide any future Mirror Savings Plan Benefits under this Plan and shall be entitled to recover amounts already distributed if, without the written consent of the Company, the Executive, whether before or after termination with the Controlled Group (i) participates in dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or a Controlled Group member, (ii) commits any unlawful or criminal activity of a serious nature, (iii) commits any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Executive’s overall duties or (iv) materially breaches any confidentiality or noncompete agreement entered into with the Company or a Controlled Group member. The Employers shall have the burden of proving that one of the foregoing events has occurred. Notwithstanding the foregoing, the provisions of this Section 5.1(2)(a) shall not apply to the portion of the Executive’s Account which is attributable to his Executive Deferrals.
(ii)Notwithstanding the foregoing, an Executive shall not forfeit any portion of his Mirror Savings Plan Benefits under paragraph (a) of this Subsection unless (i) the Executive receives reasonable notice in writing setting forth the grounds for the forfeiture, (ii) if requested by the Executive, the Executive (and/or the Executive’s counsel or other representative) is granted a hearing before the full Board of Directors of the Company (the “Board”) and (iii) a majority of the members of the full Board determine that the Executive violated one or more of the provisions of paragraph (a) of this Subsection.

ARTICLE VI.
INVESTMENT OF ACCOUNTS
SECTION i.Hypothetical Investment Funds.
(a)Hypothetical Investment Fund for Matching Contributions and Non-Elective Contributions. Matching Contributions and Non-Elective Contributions shall be deemed to be made in cash and invested in accordance with the Hypothetical Investment Fund election(s) in effect from time to time for Executive Deferrals under Section 6.1(2) below.
(b)Hypothetical Investment Funds for Executive Deferrals. To the extent permitted by the 409A Guidance, the Hypothetical Investment Funds for purposes of the portion of an Executive’s Account which is attributable to his Executive Deferrals shall be those same Investment Funds designated by the Company under the Savings Plan, provided, however that neither the Apergy Stock Fund nor any non-employer single stock fund available in the Savings Plan, will be a Hypothetical Investment Fund with respect to the investment of Executive Deferrals. Each Executive (or his Death Beneficiary) may elect, in a manner prescribed by the Administrator from time to time, one or more Hypothetical Investment Funds in which his Executive Deferrals are deemed to have been invested for purposes of crediting earnings and losses to the portion of the Executive’s Account which is attributable to Executive Deferrals, provided, however, that, no Executive or Death Beneficiary may elect the Apergy Stock Fund or any non-employer single stock fund available in the Savings Plan as a Hypothetical Investment Fund with respect to Executive Deferrals. The Company may deem an Executive’s Executive Deferrals to have been invested in the Hypothetical Investment Fund elected by the Executive, if any, or may instead, in its sole discretion, deem such Executive Deferrals to have been invested in one or more Hypothetical Investment Funds selected by the Company. Earnings on any amounts deemed to have been invested in any Hypothetical Investment Fund shall be deemed to have been reinvested in such Hypothetical Investment Fund. Notwithstanding the foregoing, any Executive who is subject to Section 16(b) of the Securities Exchange Act of 1934 may not elect and shall not be deemed to have directed any Executive Deferrals to the Apergy Stock Fund. An Executive shall be deemed, on the day prior to becoming subject to Section 16(b) or at such other time as he is subject to Section 16(b), to have elected to have Executive Deferrals then deemed to be invested in the Apergy Stock Fund invested in the Hypothetical Investment Fund that under the Savings Plan is designated as a default investment fund, unless another permitted election is in place.
(c)Expenses of Hypothetical Investment Funds. The Hypothetical Investment Funds shall bear and be charged with actual or hypothetical expenses to the same extent that the corresponding Investment Funds in the Savings Plan bear and are charged with such expenses, as determined by the Administrator.

ARTICLE VII.
MISCELLANEOUS
SECTION i.Effect of Amendment and Termination. Notwithstanding any provision of the Plan (including the Administrative Document) to the contrary, no amendment or termination of the Plan (which may only occur pursuant to Treas. Reg. §1.409A-3(i)(4)(ix) shall, without the consent of the Executive (or, in the case of his death, his Death Beneficiary), adversely affect the vested Account under the Plan of any Executive or Death Beneficiary as such Account exists on the date of such amendment or termination; provided, however, that this limitation shall not apply to any amendment or termination that is deemed necessary or reasonable (as determined in the sole discretion of the Administrator) to comply with the requirements of the 409A Guidance.
SECTION ii.Limitation on Payments and Benefits. Notwithstanding any provision of this Plan to the contrary, if any amount or benefit to be paid or provided under this Plan or any other plan or agreement between the Executive and a Controlled Group member would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Plan shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). If requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Plan or otherwise is required pursuant to the preceding sentence shall be made by the Company’s independent accountants, at the expense of the Company, and the determination of the Company’s independent accountants shall be final and binding on all persons. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 7.2 shall not of itself limit or otherwise affect any other rights of the Executive pursuant to this Plan.
SECTION iii.Establishment of a Trust Fund.
(a)In General. The Plan is intended to be an unfunded, non-qualified retirement plan. However, the Company may enter into a trust agreement with a trustee to establish a trust fund (the “Trust Fund”) and to transfer assets thereto (or cause assets to be transferred thereto), subject to the claims of the creditors of the Employers, pursuant to which some or all of the Mirror Savings Plan Benefits shall be paid. Payments from the Trust Fund shall discharge the Employers’ obligation to make payments under the Plan to the extent that Trust Fund assets are used to satisfy such obligations.
(b)

a.Upon a Change in Control.
i.Within thirty (30) business days of the occurrence of a Change in Control, to the extent it has not already done so, the Company shall be required to establish an irrevocable Trust Fund for the purpose of paying Mirror Savings Plan Benefits. Except as described in the following sentence, all contributions to the Trust Fund shall be irrevocable and the Company shall not have the right to direct the trustee to return to the Employers, or divert to others, any of the assets of the Trust Fund until after satisfaction of all liabilities to all of the Executives and their Death Beneficiaries under the Plan. Any assets deposited in the Trust Fund shall be subject to the claims of the creditors of the Employers and any excess assets remaining in the Trust Fund after satisfaction of all liabilities shall revert to the Company.
ii.In addition to the requirements described in paragraph (a) above, the Trust Fund which becomes effective on the Change in Control shall be subject to the following additional requirements:
1.the trustee of the Trust Fund shall be a third party corporate or institutional trustee;
2.the Trust Fund shall satisfy the requirements of a grantor trust under the Code; and
3.the Trust Fund shall automatically terminate (A) in the event that it is determined by a final decision of the United States Department of Labor (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that by reason of the creation of, and a transfer of assets to, the Trust, the Trust is considered “funded” for purposes of Title I of ERISA or (B) in the event that it is determined by a final decision of the Internal Revenue Service (or, if an appeal is taken therefrom, by a court of competent jurisdiction) that (I) a transfer of assets to the Trust is considered a transfer of property for purposes of Code Section 83 or any successor provision thereto, or (II) pursuant to Code Section 451 or 409A or any successor provision thereto, amounts are includable as compensation in the gross income of a Trust Fund beneficiary in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to such beneficiary by the trustee. Upon such termination of the Trust, all of the assets in the Trust Fund attributable to the accrued Mirror Savings Plan Benefits shall be immediately distributed to the Executives (but only to the extent and in the manner permitted by the 409A Guidance), and the remaining assets, if any, shall revert to the Company.
iii.Within five (5) days following establishment of the Trust Fund, the Company shall transfer (or cause the Employers to transfer) to the trustee of such

Trust Fund an amount equal to all 100% of the Account balances of all of the Executives under the Plan.
iv.Following the funding of the Trust Fund pursuant to paragraph (a) above, the Company shall cause to be deposited in the Trust Fund additional Executive Deferrals, Matching Contributions and Non-Elective Contributions, as such amounts are credited to the Accounts of the Executives pursuant to Section 3.5 hereof.
v.Notwithstanding the foregoing, an Employer shall not be required to make any contributions to the Trust Fund if the Employer is Insolvent at the time such contribution is required.
vi.The Administrator shall notify the trustee of the amount of Mirror Savings Plan Benefits to be paid to the Executive (or his Death Beneficiary) from the Trust Fund and shall assist the trustee in making distribution thereof in accordance with the terms of the Plan.
vii.Notwithstanding any provision of the Plan or the Administrative Document to the contrary, the provisions of this Section 7.3(2) hereof (i) may not be amended following a Change in Control and (ii) prior to a Change in Control may only be amended (A) with the written consent of each of the Executives or (B) if the effective date of such Amendment is at least two years following the date the Executives were given written notice of the adoption of such amendment; provided, however, that this limitation shall not apply to any amendment that is deemed necessary or reasonable (as determined in the sole discretion of the Administrator) to comply with the requirements of the 409A Guidance.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officers and its corporate seal to be affixed, on the date written below.

Dated: June 1, 2020	CHAMPIONX LLC

By: /s/ Jordan Zweig Jordan Zweig Vice President, Global Human Resources